EXHIBIT 10.2
CERTIFICATE OF GRANT
Discretionary Stock Option Award
This certifies that the Participant:
[Name]
has been granted the non-qualified stock options described in this Certificate of Grant to purchase shares of ARAMARK Holdings Corporation Common Stock in accordance with the Vesting Schedule indicated below:
VESTING SCHEDULE

Time Based Options	Performance Based Options*	Vesting Date
[]	[]	[]
[]	[]	[]
[]	[]	[]
[]	[]	[]

Grant Price: []	Number of Shares: []
Date of Grant: []	Participant Account Number: []
Grant Number: []	Expiration Date: []
This Option Award is subject to the terms and conditions of the attached Non-Qualified Stock Option Agreement (the “Option Agreement”).

*	Vesting is subject to the achievement of certain financial targets or the occurrence of certain events as described in the Option Agreement.
FORM OF NON QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) dated as of [Insert date] between ARAMARK HOLDINGS CORPORATION, a Delaware corporation (the “Company”), and the Optionee set forth on the Certificate of Grant and signature page to this Agreement (the “Optionee”).
WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) made and entered into as of the 8th day of August, 2006, by and among RMK Acquisition Corporation, a Delaware corporation (“MergerCo”), RMK Finance LLC, a Delaware limited liability company, and Aramark Corporation, MergerCo has been merged with and into Aramark Corporation, with Aramark Corporation surviving the merger as a wholly-owned subsidiary of the Company (the “Transaction”);
WHEREAS, the Company, acting through the Committee (as such term is defined in the Plan) or a subcommittee thereof, has agreed to grant to the Optionee, as of the Date of Grant set forth on the Certificate of Grant to which this Agreement is attached (the “Grant Date”), an option under the Aramark Holdings Corporation 2007 Management Stock Incentive Plan (as amended, the “Plan”) to purchase a number of shares of Common Stock on the terms and subject to the conditions set forth in this Agreement and the Plan; and

WHEREAS, the Optionee is, in connection with the execution of this Agreement, to become a party to the Stockholders Agreement (as such term is defined in the Plan).
NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:
Section 1.The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Agreement shall control. A copy of the Plan has been provided to the Optionee. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan or the Stockholders Agreement, as the case may be.

Section 2.Option; Option Price. Effective on the Grant Date, on the terms and subject to the conditions of the Plan and this Agreement, the Company hereby grants to the Optionee the option (the “Option”) to purchase the number of Shares set forth on the Certificate of Grant to which this agreement is attached, at the Option Price equal to $[Insert current appraisal price]. One-half of the Option consists of options with time-based vesting (“Time-Based Options”), and one-half of the Option consists of options with performance-based vesting (“Performance-Based Options”). The payment of the Option Price may be made, at the election of the Optionee, in any manner authorized under Section 5.5 of the Plan as such section is in effect on the date of this Agreement. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Code.

Section 3.Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall have sooner been terminated in accordance with the terms of the Plan (including, without limitation, Article V of the Plan) or this Agreement.

Section 4.Vesting. Subject to the Optionee's not having a Termination of Relationship and except as otherwise set forth in Section 7, the Options shall become non-forfeitable and exercisable (any Options that shall have become non-forfeitable and exercisable pursuant to Section 4, the “Vested Options”) according to the following provisions:

(a)Time-Based Options.

(i)Twenty-five percent (25%) of the Time-Based Options shall become Vested Options on each of the first four anniversaries of the [Grant Date][Other Date Specified by Board or Committee or Sub-Committee] (each, a “Vesting Date”), subject to the Optionee's continued employment with the Company through the applicable Vesting Date.

(ii)Notwithstanding Section 4(a)(1), in the event of (A) a Change of Control, each outstanding Time-Based Option which has not theretofore become a Vested Option pursuant to Section 4(a)(i) shall become a Vested Option concurrently with consummation of such event, and (B) a Termination of Relationship as a result of the Optionee's death, Disability, or Retirement (each, a “Special Termination”), the installment of Time-Based Options scheduled to vest during the 12-month period immediately following such Special Termination shall become Vested Options, and the remaining Time-Based Options which are not then Vested Options shall be forfeited.

(b)Performance-Based Options.

(i)Twenty-five percent (25%) of the Performance-Based Options shall become Vested Options on each Vesting Date, subject to the Optionee's continued employment with the Company through the applicable Vesting Date and the achievement of the applicable EBIT performance target for the applicable fiscal year of the Company relating to the applicable Vesting Date (each such fiscal year, a “Fiscal Year”, and each such EBIT performance target, once so established, an “EBIT Target”); provided that for each Fiscal Year set forth on Schedule 1 to this Agreement, the Committee shall establish an EBIT Target within the first ninety days of each such Fiscal Year and communicate such EBIT Target to the Optionee promptly following such time through the delivery of an updated Schedule 1 to this Agreement.

(ii)Notwithstanding Section 4(b)(i), but, except as otherwise provided in Section 4(b)(ii)(E)) below, subject to the Optionee's continued employment with the Company through the applicable vesting event:

(A)in the event that the EBIT Target is not achieved for any particular Fiscal Year set forth on Schedule 1 to this Agreement (other than the Final Fiscal Year as defined on Schedule 1) (any such Fiscal Year, a “Missed Year”), if the cumulative EBIT earned as of the end of any subsequent Fiscal Year equals or exceeds the Cumulative EBIT Target (as determined by the Committee at the same time that each EBIT Target for each such subsequent Fiscal Year is established and as set forth on the relevant updated Schedule 1 to this Agreement) for such subsequent Fiscal Year (any such Fiscal Year, a “Catch-up Year”), then all installments of Performance-Based Options that did not become vested in respect of any Missed Year will nevertheless become Vested Options on the same date that the installment of Performance-Based Options that otherwise vests in respect of such Catch-up Year pursuant to this Section 4(b) (see the attached Schedule 2 for an example hereof);

(B)upon the consummation of a Return-Based Vesting Event (as defined below), all then-unvested Performance-Based Options shall become Vested Options concurrently with the consummation of such event;

(C)upon the consummation of a Qualified Partial Liquidity Event (as defined below), a portion of the then-unvested Performance-Based Options (in the order set forth below) shall become Vested Options concurrently with the consummation of such event, such that the total percentage of Performance-Based Options that have become Vested Options immediately after the consummation of such Qualified Partial Liquidity Event shall, after taking into account any Performance-Based Options that had become Vested Options pursuant to any other provision of Section 4(b) prior to such Qualified Partial Liquidity Event, be equal to the Partial Liquidity Vesting Percentage (as defined below) (see the attached Schedule 2 for an example hereof);

(D)upon the occurrence, prior to the conclusion of the Final Fiscal Year, of a Change of Control that is not a Return-Based Vesting Event, a percentage of the then-unvested Performance-Based Options which would have been eligible for vesting based on EBIT performance for the Fiscal Year during which the Change in Control occurs and those eligible for any subsequent Fiscal Years, equal to (x) 100% multiplied by (y) a quotient, the numerator of which is the aggregate number of Performance-Based Options that previously became Vested Options prior to the Fiscal Year in which such Change of Control occurs, and the denominator of which is the aggregate number of Performance-

Based Options that were eligible to become Vested Options if all EBIT Targets were achieved prior to the Fiscal Year during with the Change in Control occurs, shall become Vested Options concurrently with consummation of such a Change of Control (see the attached Schedule 2 for an example hereof); and

(E)in the event of a Special Termination, all installments of unvested Performance-Based Options that would have vested during the 12-month period immediately following such Special Termination (the “Special Termination Vesting Period”) in accordance with the other provisions of this Section 4(b) if no such termination had occurred during such period (including in the event that any such installments would have vested based on (x) the achievement of the Cumulative EBIT Target for the Fiscal Year immediately following the Fiscal Year in which the Special Termination occurs in accordance with Section 4(b)(ii)(A) or (y) the occurrence during the Special Termination Vesting Period of a Return-Based Vesting Event, a Qualified Partial Liquidity Event or a Change of Control that is not a Return-Based Vesting Event, in accordance with Section 4(b)(ii)(B), Section 4(b)(ii)(C), or Section 4(b)(ii)(D), respectively) shall become Vested Options on the applicable Vesting Date(s) that occur during the Special Termination Vesting Period (see the attached Schedule 2 for an example hereof).

For purposes of Section 4(b)(ii)(C) above, the then-unvested Performance-Based Options shall become Vested Options in the manner set forth therein, in the following order, to the extent applicable: first, any then-unvested Performance-Based Options from any prior Missed Years (beginning with the earliest Missed Year and each subsequent Missed Year); second, the then-unvested Performance-Based Options eligible for vesting based on EBIT performance for the Fiscal Year in which the Qualified Partial Liquidity Event occurs; and third, any then-unvested Performance-Based Options eligible for vesting based on EBIT performance for the Fiscal Year immediately subsequent to the Fiscal Year in which the Qualified Partial Liquidity Event occurs and each subsequent Fiscal Year.
(c)Except as otherwise provided above with respect to a Special Termination, upon a Termination of Relationship for any reason, the unvested portion of the Option (i.e. , that portion which does not constitute Vested Options) shall terminate and cease to be outstanding on the date the Termination of Relationship occurs and shall no longer be eligible to become Vested Options, provided, however, that if upon the date the Termination of Relationship occurs, the Committee is unable to determine if the EBIT Target for the Fiscal Year immediately preceding the year in which the Termination of Relationship occurs has been met, any unvested portion of the Option that could vest based upon such determination shall not terminate until such determination is made (and shall vest if the applicable EBIT Target is achieved in accordance with Section 4(b)(ii) above)).

(d)Certain Definitions.

(i)A “Return-Based Vesting Event” shall be deemed to occur upon the achievement by the Sponsor Stockholders of a Sponsor IRR (or, during the Special Termination Vesting Period, the Special Termination Sponsor IRR) that would equal or exceed 15%.

(ii)A “Qualified Partial Liquidity Event” shall mean any disposition, whether in an IPO or other public offering, or any sale or other private transaction to any person or entity, of a portion of the Sponsor Investment (including any Change of Control, transfer from one Investor Group to another Investor Group, or LP Transfer (as defined below), but excluding, for the avoidance of doubt, a Spin-off, unless and until such shares are themselves disposed of or realized upon for cash and/or liquid or marketable equity or debt securities), or a recapitalization, resulting in the achievement by the Sponsor Stockholders of a Sponsor IRR (or, during the Special Termination Vesting Period, the Special Termination Sponsor IRR) that would equal or exceed 15% when measured with respect to such disposed or otherwise realized upon portion (and all previously liquidated, disposed of or otherwise realized (in cash or marketable securities, taking into account Section 4(d)(vi)) upon portions) of the Sponsor Investment.

(iii)The “Partial Liquidity Vesting Percentage” shall equal the percentage of the Sponsor Investment liquidated, disposed of or otherwise realized upon in a Qualified Partial Liquidity Event; provided that, if immediately following such event, the Sponsor Stockholders have liquidated, disposed of or otherwise realized upon 80% or more of the Sponsor Investment, then the Partial Liquidity Vesting Percentage shall equal 100%.

(iv)“Sponsor IRR” means the pretax compounded annual internal rate of return realized by the Sponsor Stockholders on the Sponsor Investment, based on the aggregate amount invested by the Sponsor Stockholders for all Sponsor Investment and the aggregate value and amount of cash and liquid or marketable debt or equity securities (excluding securities of the Company and, in the event of a Spin-off, securities of a Subsidiary (“Subsidiary Stock”), unless and until such shares are themselves disposed of or realized upon for cash and/or liquid or marketable equity or debt securities) actually received by the Sponsor Stockholders or in respect of all Sponsor Investment, assuming all Sponsor Investment were purchased by one Person and were held continuously by such Person. The Sponsor IRR shall be determined based on the actual time of each Sponsor Investment and the actual cash and liquid or marketable debt or equity securities received (in each case, measured at the time of receipt) by the Sponsor Stockholders in respect of all Sponsor Investment and including, as a return on each Sponsor Investment, any cash dividends, cash distributions or cash sales by the Company or any Affiliate in respect of such Sponsor Investment during such period, any transaction fees received in connection with the Transaction, and, in the event of any distribution of Shares by a Sponsor Stockholder to its general or limited partners, members, managers or stockholders (in each such case, other than a distribution by a Sponsor Stockholder to another member of such Sponsor Stockholder's Investor Group) in accordance with such Sponsor Stockholder's governing documents (an “LP Transfer”), the Fair Market Value of such Shares on such distribution date (the “LP Transfer Value”), but excluding any amounts payable to the Sponsor Stockholders as expense reimbursements and indemnification payments.

(v)In the event of a Special Termination, the term “Special Termination Sponsor IRR” shall have the same meaning as “Sponsor IRR”, except that the Sponsor IRR shall also be determined by including in such calculation the following, as of the date of such termination: (x) if no IPO has occurred at such time, the Fair Market Value of the Common Stock and the fair market value (determined in a manner consistent with the manner in which the Fair Market Value is determined under the Plan) of any Subsidiary Stock then held by the Sponsor Stockholders; or (y) following an IPO, the fair market value of each of the Common Stock and any Subsidiary Stock then held by the Sponsor Stockholders, calculated based on the average trading price of the applicable stock over the 30 trading-day period prior to the applicable potential Vesting Date (the amounts in clauses (x) and (y), collectively, the “Special Termination Valuations”).

All decisions by the Committee with respect to any calculations pursuant to this Section 4 shall be made in good faith after consultation with senior management and shall be final and binding on the Optionee absent manifest error by the Committee.
Section 5.Restriction on Transfer/Stockholders Agreement. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee, except (i) if permitted by the Board or the Committee, (ii) by will or the laws of descent and distribution or (iii) pursuant to beneficiary designation procedures approved by the Company. The Option shall not be subject to execution, attachment or similar process. Shares of Common Stock acquired pursuant to the exercise of Options hereunder will be subject to the Stockholders Agreement. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions of this Agreement or the Stockholders Agreement shall be null and void and without effect.

Section 6.Optionee's Employment. Nothing in this Agreement or in the Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company and its Subsidiaries, in their sole discretion, to terminate the Optionee's employment or to increase or decrease the Optionee's compensation at any time.

Section 7.Termination. The Option shall automatically terminate and shall become null and void, be unexercisable and be of no further force and effect upon the earliest of:

(a)so long as the Optionee remains employed by the Company or one of its Affiliates, the tenth anniversary of the Grant Date;

(b)in the case of a Termination of Relationship due to a Special Termination, (i) with respect to any Time-Based Options and Performance-Based Options that are vested as of the Termination of Relationship, the first anniversary of the Termination of Relationship, and (ii) with respect to any Performance-Based Option that becomes a Vested Option pursuant to Section 4(b)(ii)(E), the later of the first anniversary of the Termination of Relationship and the 90th day following the last Vesting Date (if any) that occurs during the Special Termination Vesting Period;

(c)in the case of a Termination of Relationship other than (x) for Cause or (y) due to a Special Termination, the 90th day following the Termination of Relationship; and

(d)the day of the Termination of Relationship in the case of a Termination of Relationship for Cause.

Section 8.Securities Law Representations. The Optionee acknowledges that, unless and until the Option and the Shares are registered under the Securities Act on a Form S-8, the Option and the Shares are not being registered under the Securities Act, based, in part, on either (i) reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act or (ii) the fact that the Optionee is an “accredited investor”(as defined under the Securities Act and the rules and regulations promulgated there under), and, in each of (i) and (ii) above, a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Optionee, by executing this Agreement, hereby agrees that the Optionee shall make such representations as may be required to be made by the Optionee upon any acquisition of Shares hereunder as set forth in the Stockholders Agreement, as such representations, if any, shall be required to be made at such time. The Optionee further represents the following, as of the date hereof:

The Optionee represents and warrants that (i) such party has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement, and (ii) this Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party enforceable against such party in accordance with its terms.

•
The Optionee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Option and the restrictions imposed on any Shares purchased upon exercise of the Option.

•
The Optionee is aware that the Option may be of no practical value, that any value it may have depends on its vesting and exercisability as well as an increase in the Fair Market Value of the underlying Shares to an amount in excess of the Option Price, and that any investment in common shares of a closely held corporation such as the Company is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

•	The Optionee has read and understands the restrictions and limitations set forth in the Stockholders Agreement, the Plan and this Agreement.

•
The Optionee has not relied upon any oral representation made to the Optionee relating to the Option or the purchase of the Shares on exercise of the Option or upon information presented in any meeting or material relating to the Option or the Shares.

•
The Optionee understands and acknowledges that, if and when the Optionee exercises the Option, (a) any certificate evidencing the Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) when issued shall bear any legends which may be required by applicable federal and state securities laws, and (b) except as otherwise provided in this Agreement or under the Stockholders Agreement or the Registration Rights Agreement (as such term is defined in the Stockholders Agreement), the Company has no obligation to register the Shares or file any registration statement under federal or state securities laws.

Section 9.[Intentionally Omitted.]

Section 10.[Intentionally Omitted.]

Section 11.Notices. All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, email or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:
If to the Company, to:
ARAMARK Holdings Corporation
ARAMARK Tower
1101 Market Street
Philadelphia, PA 19107-2988

Attention: Head of Human Resources

With a copy to:
ARAMARK Holdings Corporation
ARAMARK Tower
1101 Market Street
Philadelphia, PA 19107-2988
Attention: General Counsel

If to the Optionee, to him at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
The Company shall, reasonably promptly upon the occurrence of any vesting pursuant to Section 4(b)(ii)(E) above, provide notice to the Optionee of such vesting (it being understood that a failure to so provide such notice shall not result in an extension of the applicable Option exercise period, but shall constitute a breach of this Agreement).
Section 12.Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 13.Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
Section 14.Withholding. As a condition to exercising this Option in whole or in part, the Optionee will pay, or make provisions satisfactory to the Company for payment of, any Federal, state, local and other applicable taxes required to be withheld in connection with such exercise in a manner that is set forth in Section 5.6 of the Plan.

Section 15.Adjustment to Option; Registration of Shares. In the event of any event described in Article VII of the Plan occurring after the Grant Date, the adjustment provisions (including cash payments) as provided for under Article VII of the Plan shall apply. The Company shall, concurrently with the closing of a Public Offering, register all Shares subject to an Option by filing a Form S-8 with the U.S. Securities Exchange Commission.

Section 16.Section 409A of the Code. If any term, distribution or settlement of this Agreement, or any other action by the Company (including by the Committee) pursuant to the terms of the Plan or this Agreement, would subject the Optionee to tax under Section 409A of the Code, the Company shall indemnify and hold harmless the Optionee for any taxes, interest and penalties the Optionee may incur under Section 409A of the Code as a result thereof, such that on a net-after-tax basis, the Optionee shall not be liable for any such taxes, interest or penalties, or for any taxes, interest or penalties imposed upon the Company's provision of such indemnity. The Company and the Optionee shall cooperate in good faith, and consult with tax counsel to the Company, to restructure the Option and this Agreement (which may require the provision of an alternative payment or benefit, but which shall not convey an economic benefit to the Optionee that is diminished in value to the Optionee other than in a de minims manner) in a manner that will cause the Optionee to not be subject to such taxes, interest and penalties in respect of the Option and this Agreement (or any such restructured arrangement).

Section 17.Modification of Rights; Entire Agreement. The Optionee's rights under this Agreement and the Plan may be modified only to the extent expressly provided under this Agreement or under Article X or Article XIV of the Plan. This Agreement and the Plan (and the other writings referred to herein, including the Stockholders Agreement or the Registration Rights Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 18.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 19.Waiver of Jury Trial; Legal Fees. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder or under any other agreement regarding any option to purchase Shares that may be granted to the Optionee under the Plan after the date of this Agreement. In the event of any dispute regarding any term of this Option, the Company shall promptly reimburse the Optionee for all legal fees and expenses the Optionee incurs in connection with such dispute if the Optionee prevails in such dispute on a substantial portion of the claims under such dispute.

Section 20.FOREFEITURE IF AGREEMENT NOT EXECUTED IN 90 DAYS. THIS AGREEMENT AND THE OPTION SHALL AUTOMATICALLY TERMINATE AND SHALL BECOME NULL AND VOID AND BE OF NO FURTHER FORCE AND EFFECT, AND THE OPTIONEE SHALL HAVE NO FURTHER RIGHTS UNDER THIS AGREEMENT, IF THE OPTIONEE DOES NOT RETURN AN EXECUTED COUNTERPART TO THIS AGREEMENT TO THE COMPANY WITHIN 90 DAYS OF THE GRANT DATE.

Section 21.Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Nonqualified Stock Option Agreement as of the date first written above.

ARAMARK HOLDINGS CORPORATION

By:

Lynn B. McKee
Executive Vice President, Human Resources

OPTIONEE

(Signature of Optionee)

(Print Name of Optionee)

Schedule 1 (for grants on or prior to June 30, 2012)
EBIT Targets
(in millions)

Year	Annual EBIT Target	Cumulative EBIT Target
2012	$834.7	$N/A
2013	$[]*	$[]*
2014	$[]*	$[]*
2015 (the “Final Fiscal Year”)	$[]*	$[]*
EBIT shall mean for any Fiscal Year, net income increased by (i) net interest expense and (ii) the provision for income taxes; all determined in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied on a consolidated basis. For this purpose EBIT shall:

1.
Exclude any extraordinary gains or losses, cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with GAAP.

2.
Exclude any gain or loss greater than $2 million attributable to asset dispositions, contract terminations and similar items, provided that losses on contract terminations and asset dispositions in connection with client contract terminations shall be limited in any given Fiscal Year to $5 million.

3.	Exclude any increase in amortization or depreciation resulting from the application of purchase accounting to the Transaction, including the current amortization of existing acquired intangibles.

4.	Exclude any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument.

5.	Exclude any impairment charge or similar asset write off required by GAAP.

6.	Exclude any non cash compensation expense resulting from the application of SFAS No. 123R or similar accounting requirements.

7.	Exclude any expenses or charges related to any equity offering, acquisition, disposition, recapitalization, refinancing or similar transaction, including the Transaction.

8.	Exclude any transaction, management, monitoring, consulting, advisory and related fees and expenses paid or payable to the Sponsor Stockholders.

9.	Exclude the effects of changes in foreign currency translation rates from such rates used in the calculation of the EBIT Targets based on the 2011 Business Plan approved by the Board.

10.	Exclude the impact that the 53rd week of operations will have on the Company's financial results during any 53 week fiscal year referenced in this Schedule.

The final EBIT calculation for any Fiscal Year will be subject to review and approval by the Committee.
The EBIT Targets shall be adjusted for acquisitions as follows:

1.
For acquisitions having purchase consideration of less than $20 million each, there shall be no adjustment until the aggregate consideration for all such acquisitions exceeds $20 million in any Fiscal Year and then the EBIT Targets shall be adjusted to the extent the consideration for all such acquisitions exceeds $20 million. The amount of the adjustment shall be based on the last twelve months earnings of the acquired business, provided however, that the last twelve months earnings shall be adjusted, if necessary, to reflect the sustainable underlying profitability of the acquired business. If the purchase consideration for all such acquisitions is less than $20 million in any Fiscal Year, the amount by which $20 million exceeds such aggregate consideration shall be carried forward to future Fiscal Years for purposes of making this determination under this sub paragraph a).

2.	For acquisitions having purchase consideration of more than $20 million each, the EBIT Targets shall be adjusted based on the pro forma used to approve the acquisition.

The EBIT Targets will be adjusted for divestitures of a business by the amount of the last twelve months earnings of the divested business.

*
The Committee shall establish these targets in accordance with Section 4(b) of the Agreement to which this Schedule 1 is attached, which targets shall be deemed incorporated into this Schedule 1 as and when the Committee establishes such targets and the Company provides written notice of each such target to the Optionee.

Schedule 1 (for grants after June 30, 2012)
EBIT Targets
(in millions)

Year	Annual EBIT Target	Cumulative EBIT Target
2013	$[]*	$N/A
2014	$[]*	$[]*
2015	$[]*	$[]*
2016 (the “Final Fiscal Year”)	$[]*	$[]*
EBIT shall mean for any Fiscal Year, net income increased by (i) net interest expense and (ii) the provision for income taxes; all determined in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied on a consolidated basis. For this purpose EBIT shall:

1.
Exclude any extraordinary gains or losses, cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with GAAP.

2.
Exclude any gain or loss greater than $2 million attributable to asset dispositions, contract terminations and similar items, provided that losses on contract terminations and asset dispositions in connection with client contract terminations shall be limited in any given Fiscal Year to $5 million.

3.	Exclude any increase in amortization or depreciation resulting from the application of purchase accounting to the Transaction, including the current amortization of existing acquired intangibles.

4.	Exclude any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument.

5.	Exclude any impairment charge or similar asset write off required by GAAP.

6.	Exclude any non cash compensation expense resulting from the application of SFAS No. 123R or similar accounting requirements.

7.	Exclude any expenses or charges related to any equity offering, acquisition, disposition, recapitalization, refinancing or similar transaction, including the Transaction.

8.	Exclude any transaction, management, monitoring, consulting, advisory and related fees and expenses paid or payable to the Sponsor Stockholders.

9.	Exclude the effects of changes in foreign currency translation rates from such rates used in the calculation of the EBIT Targets based on the 2011 Business Plan approved by the Board.

10.	Exclude the impact that the 53rd week of operations will have on the Company's financial results during any 53 week fiscal year referenced in this Schedule.

The final EBIT calculation for any Fiscal Year will be subject to review and approval by the Committee.
The EBIT Targets shall be adjusted for acquisitions as follows:

1.
For acquisitions having purchase consideration of less than $20 million each, there shall be no adjustment until the aggregate consideration for all such acquisitions exceeds $20 million in any Fiscal Year and then the EBIT Targets shall be adjusted to the extent the consideration for all such acquisitions exceeds $20 million. The amount of the adjustment shall be based on the last twelve months earnings of the acquired business, provided however, that the last twelve months earnings shall be adjusted, if necessary, to reflect the sustainable underlying profitability of the acquired business. If the purchase consideration for all such acquisitions is less than $20 million in any Fiscal Year, the amount by which $20 million exceeds such aggregate consideration shall be carried forward to future Fiscal Years for purposes of making this determination under this sub paragraph a).

2.	For acquisitions having purchase consideration of more than $20 million each, the EBIT Targets shall be adjusted based on the pro forma used to approve the acquisition.

The EBIT Targets will be adjusted for divestitures of a business by the amount of the last twelve months earnings of the divested business.

*
The Committee shall establish these targets in accordance with Section 4(b) of the Agreement to which this Schedule 1 is attached, which targets shall be deemed incorporated into this Schedule 1 as and when the Committee establishes such targets and the Company provides written notice of each such target to the Optionee.

Schedule 2
Examples of Application of Certain Provisions of Section 4(b)(ii)
For ease of reference, the following is based on the following hypothetical EBIT targets (assuming for these purposes that all EBIT targets have been set):
EBIT Targets

Year	Annual EBIT Target	Cumulative EBIT Target
First Fiscal Year	$10.00	N/A
Second Fiscal Year	$15.00	$25.00
Third Fiscal Year	$20.00	$45.00
Fourth Fiscal Year	$25.00	$60.00

Section 4(b)(ii)(A)
First Fiscal Year: EBIT is $8.00. No Performance-Based Options for First Fiscal Year vest.
Second Fiscal Year: Annual EBIT is $16.00, Cumulative EBIT is $24.00. Performance-Based Options for Second Fiscal Year vest because annual EBIT Target is achieved, Performance-Based Options for First Fiscal Year do not vest because Cumulative EBIT Target is not achieved.
Third Fiscal Year: Annual EBIT is $25.00, Cumulative EBIT is $49.00. Performance-Based Options for Third Fiscal Year vest because annual EBIT is achieved; Performance-Based Options for First Fiscal Year also vest because Cumulative EBIT Target is achieved.
Section 4(b)(ii)(C)
First Fiscal Year: EBIT is $12.00. Performance-Based Options for First Fiscal Year vest (i.e., 25% of all Performance-Based Options are vested).
Second Fiscal Year: EBIT is $14.00. No Performance-Based Options for Second Fiscal Year vest (i.e., Optionee is still only vested in 25% of all Performance-Based Options).
Third Fiscal Year: A Qualified Partial Liquidity Event occurs where the Partial Liquidity Vesting Percentage is 75%. Performance-Based Options for Second Fiscal Year vest and, whether or not either of the EBIT Targets for Third Fiscal Year is achieved, the Performance-Based Options for Third Fiscal Year will also vest, such that the Optionee will be 75% vested in all Performance-Based Options.
Section 4(b)(ii)(D)
First Fiscal Year: EBIT is $16.00. Performance-Based Options for First Fiscal Year vest (i.e., 100% of all Performance-Based Options that were eligible to vest in First Fiscal Year are vested).
Second Fiscal Year: EBIT is $14.00. No Performance-Based Options for Second Fiscal Year vest (i.e., Optionee is only 50% vested in all Performance-Based Options that were eligible to vest in First Fiscal Year and Second Fiscal Year combined).
Third Fiscal Year: A Change of Control that is not a Return-Based Vesting Event occurs. 50% of the Performance-Based Options for Third Fiscal Year and Fourth Fiscal Year will become vested.

Section 4(b)(ii)(B) and (E)
First Fiscal Year: EBIT is $8.00. No Performance-Based Options for First Fiscal Year vest.
Second Fiscal Year: EBIT is $14.00. No Performance-Based Options for First Fiscal Year or Second Fiscal Year vest.
January of Third Fiscal Year: Optionee's employment terminates due to Retirement.
August of Third Fiscal Year: A Return-Based Vesting Event occurs. All Performance-Based Options (for First Fiscal Year through Fourth Fiscal Year) vest, even though the event occurs after the Optionee's employment terminates, because the event occurs within 12 months after the termination of employment.